1615 L Street, N.W., Suite 1200 Washington, DC 20036 202.466.6300 Fax 202.463.0678

December 3, 2007

As counsel for Artisan Funds, Inc. (the “Registrant”), we consent to the incorporation by reference of our opinion for each of the Registrant’s series, filed with the Registrant’s registration statement on Form N-1A, Securities Act File No. 33-88316 on each of the dates listed below:

Series	Date of Opinion	Date of Filing
Artisan Small Cap Fund	March 7, 1995	November 27, 1995
Artisan International Fund — Investor Shares	October 13, 1995	November 27, 1995
Artisan International Fund — Institutional Shares	January 17, 1997	January 21, 1997

In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ BELL, BOYD & LLOYD LLP

chicago • washington